UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

VILLAGE BANK AND TRUST FINANCIAL CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined:)
(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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2)	Form, Schedule or Registration Statement No.:
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4)	Date Filed:

SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT, DATED APRIL 9, 2018,

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 22, 2018

Dear Fellow Shareholders:

This Supplement provides updated information with respect to the 2018 Annual Meeting of Shareholders (the “Annual Meeting”) of Village Bank and Trust Financial Corp. (the “Company”) to be held on Tuesday, May 22, 2018. This Supplement should be read in conjunction with the Company’s Definitive Proxy Statement (the “Proxy Statement”), dated April 9, 2018.

On May 14, 2018, Kenneth R. Lehman resigned from the Board of Directors of the Company, effective immediately, and will not stand for election at the Annual Meeting. The Board of Directors will not nominate another individual for election at the Annual Meeting in place of Mr. Lehman and will not immediately fill the vacancy created by Mr. Lehman’s resignation.

Any votes cast for Mr. Lehman at the Annual Meeting will not be counted. If you have not yet voted, you will not need to obtain a new proxy card to vote your shares. If you have already voted, it is not necessary for you to vote your shares again. Proxy cards already returned by shareholders will remain valid and, except with respect to the election of Mr. Lehman, shares represented thereby will be voted at the Annual Meeting in accordance with your instructions unless revoked. If you have already voted and would like to revoke or change your vote on any matter, you may revoke your proxy by following the instructions given under “Voting and Revocation of Proxies” on page 1 of the Proxy Statement.

The other agenda items presented in the Proxy Statement are not otherwise affected by this Supplement.

We appreciate your continued support and look forward to seeing you at the Annual Meeting.

Sincerely,

/s/ William G. Foster

William G. Foster

President and Chief Executive Officer

Midlothian, Virginia

May 15, 2018